UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2022

Opendoor Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39253	30-1318214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

410 N. Scottsdale Road, Suite 1600 Tempe, AZ	85281
(Address of principal executive offices)	(Zip Code)

(480) 618-6760

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	OPEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 22, 2022, the board of directors (the “Board”) of Opendoor Technologies Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board, adopted the Opendoor Technologies Inc. Executive Severance Plan (the “Severance Plan”), effective as of the same date, under which the Company’s executive officers (including the Company’s Chief Executive Officer and Chief Financial Officer) and certain additional key employees will be eligible to receive severance payments and benefits in connection with certain qualifying terminations of their employment with the Company and its subsidiaries, subject to the conditions set forth in the Severance Plan. Under the Severance Plan, each participant is assigned a “tier” upon which the participant’s level of severance payments and benefits will be based. The Company’s Chief Executive Officer has been designated a “Tier 1 Executive.”

The Severance Plan provides, among other things, that upon the termination of a participant’s employment by the Company without “cause” (as defined in the Severance Plan), or upon a resignation by the participant for “good reason” (as defined in the Severance Plan), in either case within the period beginning three months before and ending 12 months following a “change in control” (as defined in the Severance Plan), the participant shall receive (i) a cash severance payment equal to the participant’s then-current base salary multiplied by 1.5 for a Tier 1 Executive or 1.0 for a Tier 2 Executive, paid in installments over an 18- or 12-month period, respectively, (ii) a pro rata portion of the participant’s target annual cash bonus for the year of termination, paid in installments over 18 or 12 months for a Tier 1 Executive or Tier 2 Executive, respectively, (iii) payment or reimbursement of the cost of COBRA premiums for the participant and the participant’s dependents for up to 18 or 12 months for a Tier 1 Executive or Tier 2 Executive, respectively, and (iv) 100% acceleration of the vesting of the participant’s then-outstanding unvested equity awards that are subject solely to time-based vesting requirements.

Upon any other termination by the Company without cause or upon a resignation by an eligible participant for good reason, the participant will receive, (i) a cash severance payment equal to the sum of the participant’s then-current base salary plus target bonus, in the case of a Tier 1 Executive, and a cash severance payment equal to the participant’s then-current base salary multiplied by 0.5, in the case of a Tier 2 Executive, paid in installments over 12 months for the Tier 1 Executive and six months for a Tier 2 Executive, (ii) payment or reimbursement of the cost of the COBRA premiums for the participant and the participant’s dependents for up to 12 months, and (iii) acceleration of the vesting of the portion of the participant’s then-outstanding unvested equity awards that are subject solely to time-based vesting requirements and that would otherwise vest within the 12- or six-month period after termination for a Tier 1 Executive and a Tier 2 Executive, respectively (or, 12 months if the Tier 2 Executive has been employed for less than 12 months).

To receive the severance, the participant must execute and deliver a release of claims in favor of the Company and continue to comply with restrictive covenants applicable to the participant.

The payments and benefits provided under the Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by the Company pursuant to Section 280G of the Internal Revenue Code. These payments and benefits may also subject an eligible participant to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a change in control, under the Severance Plan or otherwise, would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a greater net after-tax benefit to the applicable participant.

The foregoing description of the Severance Plan does not purport to be complete, and is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opendoor Technologies Inc.

Date: December 29, 2022	By:	/s/ Carrie Wheeler
Carrie Wheeler
Chief Executive Officer